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                                                                EXHIBIT 10.25(c)


                 [LETTERHEAD OF SIERRA PACIFIC POWER COMPANY]



                                                   August 18, 1989



Mr. Thomas A. Quinn
Far West Capital, Inc.
921 Executive Park Drive, Suite B
Salt Lake City, UT 84117

Dear Mr. Quinn:

The purpose of this letter is to provide documentation of Sierra Pacific Power Company's consent to the assignment of (i) the Long Term Agreement for the Purchase and Sale of Electricity between Sierra Pacific Power Company and Far West Capital (the "Agreement") and (ii) the Special Facilities Agreement between Sierra Pacific Power Company and Far West Capital to 1-A Enterprises, a Nevada General Partnership comprised of Alan D. Melchior, Thomas A. Quinn and Mark Zobrist as general partners.

The Agreement described in (i) above was fully executed on October 29, 1988 and approved by the PSCN. Section 24 of the Agreement provides for assignment of the Agreement with prior written consent of Sierra Pacific. Far West has assigned this Agreement to 1-A Enterprises, contingent upon Sierra's consent. 1-A Enterprises will become the Seller under the Agreement. The Agreement described in (ii) above was fully executed on October 29, 1988. Far West Capital has assigned this Agreement to 1-A Enterprises contingent upon Sierra's consent.

Sierra has reviewed the documentation submitted by Far West Capital and consents to the assignments to 1-A Enterprises. Sierra Pacific's consent is given under the condition that such consent shall in no way diminish Sierra's rights or increase its obligations under the Agreement.

                                                   Sincerely,

                                                   /s/ Gerald W. Canning

                                                   Gerald W. Canning
                                                   Vice President
                                                   Electric Resources